EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PLEASE CONTACT:

Chad L. Stephens

405.948.1560

Website: www.panhandleoilandgas.com

Feb. 5, 2020

PANHANDLE OIL AND GAS INC.

REPORTS FIRST QUARTER 2020 RESULTS

OKLAHOMA CITY – PANHANDLE OIL AND GAS INC., “Panhandle” or the “Company,” (NYSE: PHX), today reported financial and operating results for the first quarter ended Dec. 31, 2019.

Chad L. Stephens, CEO, commented, “Please find herein the results reflected in our first quarter 2020 financials. We continue to make progress in our transition to a minerals- and royalty-focused company despite the current challenges created by depressed natural gas prices. We closed on the purchase of our previously announced $9.3 million mineral acquisition in the core of the STACK, mostly funded with cash from our like-kind exchanges. We continue to evaluate opportunities in the liquids-rich areas of the STACK/SCOOP and Bakken. As we stated in our last earnings release, the results from this strategy shift will not happen overnight, but we continue to be confident that Panhandle is well positioned, with an attractive asset base and a resilient balance sheet, to succeed in generating incremental value for our shareholders”

SUMMARY OF RESULTS FOR THE PERIOD ENDED DEC. 31, 2019, AND SUBSEQUENT EVENTS

•	Net income was $1.9 million or $0.11 per share in fiscal year 2020, as compared to net income of $12.7 million or $0.75 per share in fiscal 2019.
•	Adjusted pre-tax net income(1) in fiscal 2020 was $3.9 million or $0.23 per share, as compared to $10.1 million or $0.60 per share in fiscal 2019.
•

Adjusted EBITDA(1) in fiscal 2020 was $7.2 million, as compared to $14.5 million in 2019, including $3.3 and $9.1 million gains on asset sales in the adjusted EBITDA for the 2020 and 2019 periods, respectively.

•	Reduced debt from $35.4 million, as of Sept. 30, 2019, to $35.0 million, as of Dec. 31, 2019. Net debt has been further reduced to approximately $33.75 million as of Feb. 5, 2020.
•	Debt to adjusted EBITDA (TTM) ratio was 1.16x at Dec. 31, 2019.
•	Sale of 530 net mineral acres in Eddy County, N.M., for $3.4 million was closed by Panhandle on Nov. 14, 2019.
•

Purchase of 700 net mineral acres in Kingfisher, Canadian and Garvin Counties, Okla., was closed by Panhandle on Dec. 18, 2019, for a purchase price of $9.3 million (after normal closing adjustments). This purchase was primarily funded with cash from our like-kind exchange sales.

(1)	This is a non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

OPERATING HIGHLIGHTS

	First Quarter Ended	First Quarter Ended
	Dec. 31, 2019	Dec. 31, 2018
Mcfe Sold	2,278,487	2,764,530
Average Sales Price per Mcfe	$3.33	$4.42
Oil Barrels Sold	65,880	82,828
Average Sales Price per Barrel	$52.60	$54.08
Gas Mcf Sold	1,647,827	1,893,990
Average Sales Price per Mcf	$2.13	$3.31
NGL Barrels Sold	39,230	62,262
Average Sales Price per Barrel	$15.67	$23.37

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5400 N. Grand Blvd., Suite 300 ☒ Oklahoma City, OK 73112 ☒ Ph. (405) 948-1560 ☒ Fax (405) 948-2038

Panhandle Oil and Gas Inc.

Reports First Quarter 2020 Results …cont.

FINANCIAL HIGHLIGHTS

	First Quarter Ended	First Quarter Ended
	Dec. 31, 2019	Dec. 31, 2018
Working Interest Sales	$4,684,737	$7,444,278
Royalty Interest Sales	$2,909,101	$4,766,441
Oil, NGL and Natural Gas Sales	$7,593,838	$12,210,719

Lease Bonuses and Rental Income	$527,699	$514,557
Total Revenue	$10,576,531	$26,328,994

LOE per Mcfe	$1.13	$1.12
Production Tax per Mcfe	$0.14	$0.22
G&A Expense per Mcfe	$0.98	$0.70
Interest Expense per Mcfe	$0.16	$0.20
DD&A per Mcfe	$1.30	$1.38
Total Expense per Mcfe	$3.71	$3.62

Net Income	$1,892,114	$12,735,940
Adj. Pre-Tax Net Income (Loss) (1)	$3,865,781	$10,100,759
Adjusted EBITDA (1)	$7,192,147	$14,453,815

Cash Flow from Operations	$2,098,441	$4,009,743
CapEx - Drilling & Completing	$105,265	$1,445,939
CapEx - Mineral Acquisitions	$10,172,594	$423,000

Borrowing Base	$70,000,000	$80,000,000
Debt	$35,000,000	$41,500,000
Debt/Adjusted EBITDA (TTM) (1)	1.16	1.27

(1)	This is a non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

FIRST QUARTER 2020 RESULTS

Oil, NGL and natural gas revenue decreased 38% in the 2020 quarter as production decreased 18% and product prices decreased 25% relative to the 2019 quarter. The 2020 quarter included a $0.8 million loss on derivative contracts as compared to a $4.5 million gain for the 2019 quarter.

Total production decreased 18% in the 2020 quarter, as compared to the 2019 quarter. Total production decreased due to the natural decline of the production base and, to a lesser extent, the result of non-core marginal property divestitures in 2019 and 2020. This decrease was partially offset by the production from new royalty wells completed and/or acquired. The oil production decrease is a result of naturally declining production in the Eagle Ford Shale and STACK and mineral sales in Martin County, Texas, and Lea and Eddy Counties, N.M. These decreases were partially offset by seven new wells in the Eagle Ford that began producing in third quarter 2019 and by mineral acquisitions in the Bakken. NGL production decrease is attributed to natural production decline and operators electing to remove less NGL from the natural gas stream due to lower NGL prices and, to a lesser extent, the sale of minerals in New Mexico. Decreased natural gas production is due to naturally declining production in the Anadarko STACK, Arkoma Stack and Fayetteville Shale.

In the first quarter of 2020, the Company sold 530 net mineral acres in Eddy County, N.M, for $3.4 million. At the time of sale, the assets were mostly amortized and therefore had minimal net book value. Almost all of the value received was a gain on the sale of assets ($3.3 million) in the first quarter of 2020. In the 2019 quarter, the Company sold mineral acreage in Lea and Eddy Counties, N.M., for a gain of $9.1 million.

The 2.5% increase in total cost per Mcfe in the 2020 quarter, relative to the 2019 quarter was primarily driven by higher G&A, partially offset by lower DD&A, interest expenses and production taxes as noted above. The G&A expense increase was primarily the

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Panhandle Oil and Gas Inc.

Reports First Quarter 2020 Results …cont.

result of higher technical consulting, legal expenses and timing of billings of work performed by outside firms. The increase in technical consulting was due to increased cost for geologic and engineering fees. The increase in legal was primarily due to additional work provided pertaining to the Company’s strategy change.

The DD&A rate decrease was mainly due to the impairment taken on the Eagle Ford at the end of fiscal 2019, which lowered the basis of the assets. The rate decrease was partially offset by lower oil, NGL and natural gas prices utilized in the reserve calculations during the 2020 quarter, as compared to the 2019 quarter, shortening the economic life of wells.  This resulted in lower projected remaining reserves on a significant number of wells causing increased units of production DD&A.

The interest rate decrease was mainly attributable to lower average outstanding debt balance during the 2020 quarter as compared to the 2019 quarter. The decrease in production tax rate was primarily due to lower product prices during the 2020 quarter.

The Company’s net income decreased from net income of $12.7 million in the 2019 quarter to net income of $1.9 million in the 2020 quarter. The majority of the decrease was due to the decreased production, lower oil, NGL and natural gas prices and decreased gains on assets sales and derivative contracts. Pretax net income (loss) without gain on asset sales and gains (losses) on derivative contracts would have been ($308,880) and $2,703,222 for 2020 and 2019, respectively. Adjusted pretax net income(1) was $3.9 million in the 2020 quarter, as compared to $10.1 million in the 2019 quarter.

(1)	This is a non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

OPERATIONS UPDATE

During the quarter ended Dec. 31, 2019, we converted 97 gross/0.32 net wells in progress to producing wells. Our inventory of wells in progress increased to 125 gross wells but decreased on a net well basis to 0.49 wells, as new drilling occurred on acreage where we have a lower ownership stake. Permits outstanding decreased as permits were converted to wells in progress and operator permitting activity slowed during the quarter.

		Bakken/
	SCOOP/	Three	Arkoma
	STACK	Forks	Stack	Permian	Fayetteville	Other	Total
Gross Wells in Progress on PHX Acreage:
As of 9/30/19	54	11	19	7	-	29	120
Net Change	25	-9	-8	-2	-	-1	5
As of 12/31/19	79	2	11	5	-	28	125
Net Wells in Progress on PHX Acreage:
As of 9/30/19	0.16	0.02	0.03	0.25	-	0.18	0.64
Net Change	0.03	-0.02	-0.01	-0.10	-	-0.05	-0.15
As of 12/31/19	0.19	-	0.02	0.15	-	0.13	0.49
Gross Active Permits on PHX Acreage:
As of 9/30/19	24	16	4	19	-	9	72
Net Change	11	-3	2	-19	-	2	-7
As of 12/31/19	35	13	6	-	-	11	65

As of 12/31/19:
Rigs Present on PHX Acreage	8	-	-	-	-	1	9
Rigs Within 2.5 Miles of PHX Acreage	33	7	4	1	-	10	55

Leasing Activity

During the first quarter of fiscal 2020, Panhandle leased 754 net mineral acres for an average bonus payment of $668 per net mineral acre and an average royalty of 21%.

		Bakken/
	SCOOP/	Three	Arkoma
	STACK	Forks	Stack	Permian	Fayetteville	Other	Total
During Quarter Ended 12/31/19:
Net Mineral Acres Leased	96	-	53	388	-	217	754
Average Bonus per Net Mineral Acre	$1,178	-	$250	$475	-	$606	$668
Average Royalty per Net Mineral Acre	21%	-	19%	25%	-	20%	21%

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Panhandle Oil and Gas Inc.

Reports First Quarter 2020 Results …cont.

Eagle Ford Activity

Consistent with Panhandle’s strategy to focus solely on minerals and royalties, the Company has received four proposals to participate in new well drilling in the Eagle Ford and elected not to participate on any of them.

ACQUISITION AND DIVESTITURE UPDATE

During the first quarter of fiscal 2020, Panhandle purchased 700 net mineral acres at an average price of $13,276 per acre and sold 530 net mineral acres at an average price of $4,811 per acre.

		Bakken/
	SCOOP/	Three	Arkoma
	STACK	Forks	Stack	Permian	Fayetteville	Other	Total
During Quarter Ended 12/31/19:
Net Mineral Acres Purchased	700	-	-	-	-	-	700
Price per Net Mineral Acre	$13,276	-	-	-	-	-	$13,276
Net Mineral Acres Sold	-	-	-	530	-	-	530
Price per Net Mineral Acre	-	-	-	$4,811	-	-	$4,811

On Nov. 14, 2019, Panhandle closed on the sale of 530 net mineral acres in Eddy County, N.M., for $3.4 million. At the time of the sale, the assets were mostly amortized and therefore had minimal net book value. Almost all of the value received was a gain on the sale of assets ($3.3 million) in the first quarter of 2020. The Company utilized a like-kind exchange under IRS Code 1031 to defer income tax on all of the gain by offsetting it with the STACK/SCOOP mineral acreage acquisition that was purchased during the quarter using qualified exchange accommodation agreements.

On Dec. 18, 2019, Panhandle closed on the purchase of 700 net mineral acres in Kingfisher, Canadian and Garvin Counties, Oklahoma, for a purchase price of $9.3 million (after normal closing adjustments). This purchase was mostly funded with cash from our like-kind exchange sales.

BORROWING BASE

Subsequent to Dec. 31, 2019, the borrowing base under the credit facility was redetermined on Jan. 31, 2020, and reduced from $70 million to $45 million. The drop in the borrowing base was mostly due to the continued decline in natural gas futures prices. To a lesser extent, the Company’s strategic decision to cease participating with a working interest going forward and the removal of all working interest PUDs as of Sept. 30, 2019, also caused a reduction. Even though the borrowing base was reduced, we do not expect that it will impact the liquidity needed to maintain our normal operating strategies (current availability of $11,250,000). Any acquisitions of minerals would be funded with a combination of cash on hand, bank debt and equity. Our current plan is to apply free cash flow in future quarters toward debt reduction.

FIRST QUARTER EARNINGS CALL

Panhandle will host a conference call to discuss first quarter results at 5:00 p.m. EST on Feb. 5, 2020. Management’s discussion will be followed by a question and answer session with investors. To participate on the conference call, please dial 844-407-9500 (domestic) or 862-298-0850 (international). A replay of the call will be available for 14 days after the call. The number to access the replay of the conference call is 877-481-4010 and the PIN for the replay is 57231.

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Panhandle Oil and Gas Inc.

Reports First Quarter 2020 Results …cont.

FINANCIALS

Statements of Operations

	Three Months Ended Dec. 31,
	2019	2018
Revenues:	(unaudited)
Oil, NGL and natural gas sales	$7,593,838	$12,210,719
Lease bonuses and rental income	$527,699	$514,557
Gains (losses) on derivative contracts	$(817,894)	$4,506,780
Gain on asset sales	$3,272,888	$9,096,938
	10,576,531	26,328,994
Costs and expenses:
Lease operating expenses	$2,564,672	$3,104,570
Production taxes	$327,281	$608,951
Depreciation, depletion and amortization	$2,955,701	$3,813,686
Interest expense	$370,665	$539,370
General and administrative	$2,223,028	$1,938,840
Loss on asset sales and other expense (income)	$(10,930)	$16,637
	8,430,417	10,022,054
Income (loss) before provision (benefit) for income taxes	2,146,114	16,306,940

Provision (benefit) for income taxes	$254,000	$3,571,000

Net income (loss)	$1,892,114	$12,735,940

Basic and diluted earnings (loss) per common share	$0.11	$0.75

Basic and diluted weighted average shares outstanding:
Common shares	16,339,673	16,745,076
Unissued, directors' deferred compensation shares	180,864	213,932
	16,520,537	16,959,008

Dividends declared per share of
common stock and paid in period	$0.04	$0.04

Dividends declared per share of
common stock and paid in quarter ended March 31	$0.04	$0.04

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Panhandle Oil and Gas Inc.

Reports First Quarter 2020 Results …cont.

Balance Sheets

	Dec. 31, 2019	Sept. 30, 2019
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$268,707	$6,160,691
Oil, NGL and natural gas sales receivables (net of	4,321,486	4,377,646
allowance for uncollectable accounts)
Refundable income taxes	1,917,515	1,505,442
Derivative contracts, net	774,106	2,256,639
Other	776,672	177,037
Total current assets	8,058,486	14,477,455

Properties and equipment, at cost, based on
successful efforts accounting:
Producing oil and natural gas properties	358,110,146	354,718,398
Non-producing oil and natural gas properties	19,131,441	14,599,023
Other	1,731,037	1,722,080
	378,972,624	371,039,501
Less accumulated depreciation, depletion and amortization	(260,155,491)	(259,314,590)
Net properties and equipment	118,817,133	111,724,911

Investments	202,172	205,076
Derivative contracts, net	371	237,505
Total assets	$127,078,162	$126,644,947

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$670,175	$665,160
Accrued liabilities and other	1,824,408	2,433,466
Total current liabilities	2,494,583	3,098,626

Long-term debt	35,000,000	35,425,000
Deferred income taxes	6,634,007	5,976,007
Asset retirement obligations	2,840,639	2,835,781

Stockholders' equity:
Class A voting common stock, $0.01666 par value;
24,000,000 shares authorized; 16,897,306 issued at Dec. 31,
2019, and at Sept. 30, 2019	281,509	281,509
Capital in excess of par value	3,033,678	2,967,984
Deferred directors' compensation	2,641,993	2,555,781
Retained earnings	82,420,516	81,848,301
	88,377,696	87,653,575
Less treasury stock, at cost; 553,137 shares at Dec. 31,
2019, and 558,051 shares at Sept. 30, 2019	(8,268,763)	(8,344,042)
Total stockholders' equity	80,108,933	79,309,533
Total liabilities and stockholders' equity	$127,078,162	$126,644,947

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Panhandle Oil and Gas Inc.

Reports First Quarter 2020 Results …cont.

Condensed Statements of Cash Flows

	Three months ended Dec. 31,
	2019	2018
Operating Activities	(unaudited)
Net income (loss)	$1,892,114	$12,735,940
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	2,955,701	3,813,686
Provision for deferred income taxes	658,000	4,314,000
Gain from leasing of fee mineral acreage	(523,384)	(514,557)
Proceeds from leasing of fee mineral acreage	537,777	528,374
Net (gain) loss on sale of assets	(3,272,888)	(9,096,938)
Directors' deferred compensation expense	86,213	80,287
Fair value of derivative contracts	1,719,667	(6,206,181)
Restricted stock awards	148,515	159,469
Other	8,896	7,163
Cash provided (used) by changes in assets and liabilities:
Oil, NGL and natural gas sales receivables	56,160	(77,414)
Other current assets	(407,610)	(261,308)
Accounts payable	(73,831)	(2,971)
Income taxes receivable	(412,073)	(754,153)
Other non-current assets	1,090	28,899
Accrued liabilities	(1,275,906)	(744,553)
Total adjustments	206,327	(8,726,197)
Net cash provided by operating activities	2,098,441	4,009,743

Investing Activities
Capital expenditures	(105,265)	(1,445,939)
Acquisition of minerals and overrides	(10,172,594)	(423,000)
Proceeds from sales of assets	3,376,049	9,096,938
Net cash provided (used) by investing activities	(6,901,810)	7,227,999

Financing Activities
Borrowings under debt agreement	4,774,297	3,832,557
Payments of loan principal	(5,199,297)	(13,332,557)
Purchase of treasury stock	(7,635)	(1,140,559)
Payments of dividends	(655,980)	(673,892)
Net cash provided (used) by financing activities	(1,088,615)	(11,314,451)

Increase (decrease) in cash and cash equivalents	(5,891,984)	(76,709)
Cash and cash equivalents at beginning of period	6,160,691	532,502
Cash and cash equivalents at end of period	$268,707	$455,793

Supplemental Schedule of Noncash Investing and Financing Activities
Dividends declared and unpaid	$663,919	$673,897
Additions and revisions, net, to asset retirement obligations	$4	$5,371

Gross additions to properties and equipment	$10,164,680	$1,894,741
Net (increase) decrease in accounts payable for properties
and equipment additions	113,179	(25,802)
Capital expenditures and acquisitions	$10,277,859	$1,868,939

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Panhandle Oil and Gas Inc.

Reports First Quarter 2020 Results …cont.

Hedge Position as of Feb. 5, 2020

Period	Product	Volume Mcf/Bbl	Swap Price	Collar Average Floor Price	Collar Average Ceiling Price
2020	Natural Gas	70,000		$2.20	$2.59
2020	Natural Gas	990,000	$2.75
2021	Natural Gas	30,000	$2.66

2020	Crude Oil	42,000		$58.57	$66.56
2020	Crude Oil	100,000	$58.01

Non-GAAP Reconciliation

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our financial statements.

Adjusted EBITDA Reconciliation

Adjusted EBITDA is defined as net income (loss) plus interest expense, provision for impairment, depreciation, depletion and amortization of properties and equipment, including amortization of other assets, provision (benefit) for income taxes and unrealized (gains) losses on derivative contracts. We have included a presentation of adjusted EBITDA because we recognize that certain investors consider adjusted EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. Adjusted EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of adjusted EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to adjusted EBITDA for the periods indicated.

	First Quarter Ended	First Quarter Ended
	Dec. 31, 2019	Dec. 31, 2018
Net Income (Loss)	$1,892,114	$12,735,940
Plus:
Unrealized (gains) losses on derivatives	1,719,667	(6,206,181)
Income Tax Expense (Benefit)	254,000	3,571,000
Interest Expense	370,665	539,370
DD&A	2,955,701	3,813,686
Adjusted EBITDA	$7,192,147	$14,453,815

Adjusted Pre-Tax Net Income (Loss) Reconciliation

Adjusted pre-tax net income (loss) is defined as net income (loss) plus provision (benefit) for income taxes and unrealized (gains) losses on derivative contracts. We have included a presentation of adjusted pre-tax net income (loss) because we recognize that certain investors consider adjusted pre-tax net income (loss) a useful means of evaluating our financial performance. Adjusted pre-tax net income (loss) has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of adjusted pre-tax net income (loss) may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to adjusted pre-tax net income (loss) for the periods indicated.

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Panhandle Oil and Gas Inc.

Reports First Quarter 2020 Results …cont.

	First Quarter Ended	First Quarter Ended
	Dec. 31, 2019	Dec. 31, 2018
Net Income (Loss)	$1,892,114	$12,735,940
Impairment	-	-
Unrealized (gains) losses on derivatives	1,719,667	(6,206,181)
Income Tax Expense (Benefit)	254,000	3,571,000
Adjusted Pre-Tax Net Income (Loss)	$3,865,781	$10,100,759

Panhandle Oil and Gas Inc. (NYSE: PHX) Oklahoma City-based, Panhandle Oil and Gas Inc. is an oil and natural gas mineral company with a strategy to proactively pursue the acquisition of additional minerals in our core areas of focus. Panhandle owns approximately 258,000 net mineral acres principally located in Oklahoma, North Dakota, Texas, New Mexico and Arkansas. Approximately 71% of this mineral count is unleased and undeveloped. Additional information on the Company can be found at www.panhandleoilandgas.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “anticipates,” “plans,” “estimates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Panhandle’s current views about future events. Forward-looking statements may include, but are not limited to, statements relating to: our future financial and operating results; our ability to execute our business strategies; estimations and the respective values of oil, NGL and natural gas reserves; the level of production on our properties and the future expenses associated therewith; projections and volatility of future realized oil and natural gas prices; planned capital expenditures associated with our mineral, leasehold and non-operated working interests; statements concerning anticipated cash flow and liquidity; and our strategy and other plans and objectives for future operations. Although Panhandle believes the expectations reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to be correct. Such forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the Company’s management. Information concerning these risks and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on the Company's website or the SEC’s website at www.sec.gov.

Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

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